Exhibit 99.1
Spherix Announces Additions to Technology Advisory Board in Areas of Licensing and Litigation Support

TYSONS CORNER, VA--(PR Newswire-Nov 6, 2013) - Spherix Incorporated (NASDAQ: SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that the Company has added two distinguished professions to the Company’s Technology Advisory Board.

The Technology Advisory Board of Spherix Incorporated was formed to help provide compensation to inventors of patent portfolios acquired by Spherix so that the inventors can share in proceeds related to the commercialization of their ideas and to provide advice, support, theories, techniques and improvements to the Company’s technologies and business model by leading IP professionals.

Today, the Company announced the addition of Professor Bruce Tsuji and Mr. Frank Reiner.  Mr. Reiner is a seasoned licensing professional, having started his patent and licensing career at InterDigital Communications, LLC as the Senior Director of Licensing where he was responsible for InterDigital’s patent licensing program in the cellular and wireless space.  Mr. Reiner is currently located in Silicon Valley and employed as the Vice President of Global Licensing for the Kudelski Group where his primary role is licensing a digital video patent portfolio.

Professor Tsuji is a professor at Carleton University in Ottawa Canada, co-founder of 2 start-ups and co-inventor on 8 patents.  Professor Tsuji is a former Nortel employee and also the lead inventor on a patent being asserted by Spherix against VTech and Uniden.

CEO Anthony Hayes stated “As we continue to grow as a licensing company, Professor Tsuji and Mr. Reiner are valuable additions.  With Professor Tsuji, we are fulfilling our promise to work with and reward the inventors of the IP we acquire.  Mr. Reiner adds significant depth to our licensing resources as we continue to expand our activities.  We look forward to long relationship with both these outstanding individuals.  As we continue to expand our IP and monetize our existing portfolios we believe that inventors will see Spherix as a partner in protecting and enforcing ones patents.”

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient.  Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents issued to Harris Corporation Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com